John V. Murphy
Chairman, President and                                                OppenheimerFunds Logo
Chief Executive Officer                                                OppenheimerFunds, Inc.
498 Seventh Avenue
                                                                       New York, NY 10018
                                                                       WWW.OPPENHEIMERFUNDS.COM
                                                                       ------------------------

                                                                       June 17, 2002

Dear Oppenheimer Discovery Fund Shareholder,

We have scheduled a shareholder meeting on August 12, 2002 for you to decide upon some important proposals for the
Fund. Your ballot card and a detailed statement of the issues are enclosed with this letter.

Your Board of Trustees believes the matters being proposed for approval are in the best interests of the Fund and its shareholders and recommends a vote "for" the election of Trustees and for each Proposal.  Regardless of the number of shares you own, it is important that your shares be represented and voted.  So we urge you to consider these issues carefully and make your vote count.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You also may vote by telephone, or over the Internet by following the instructions on the proxy ballot.  Using a touch-tone telephone or the Internet to cast your vote saves you time and helps reduce the Fund's expenses.  If you vote by phone or Internet, you do not need to mail the proxy ballot.

Remember, it can be expensive for the Fund--and ultimately for you as a shareholder--to remail ballots if not enough responses are received to conduct the meeting.  If your vote is not received before the scheduled meeting, you may receive a telephone call asking you to vote.

What are the issues?

o        Election of Trustees.  You are being asked to consider and approve the election of eleven Trustees.  You will find detailed information on the Trustees in the enclosed proxy statement.

o        Approval of Elimination or Amendment of Certain Fundamental Investment Policies.  Your approval is requested to eliminate or amend certain fundamental investment policies of the Fund.

o        Approval of Distribution and Service Plan for Class B Shares (Class B shareholders only).  Class B shareholders are asked to approve the Fund's Amended and Restated Class B 12b-1 Distribution and Service Plan.

Please read the enclosed proxy statement for complete details on these proposals.  Of course, if you have any questions, please contact your financial advisor, or call us at 1.800.708.7780.  As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

                                                              Sincerely,
                                                              John V. Murphy signature

Enclosures
XP0500.003.0602